Exhibit 99.1

WEST MARINE ANNOUNCES QUARTERLY CASH DIVIDEND

WATSONVILLE, CA, March 24, 2017 - West Marine, Inc. (NASDAQ: WMAR) today announced that its Board of Directors has declared a cash dividend of $0.05 per share on issued and outstanding shares of common stock, payable on May 25, 2017 to stockholders of record as of the close of business on May 11, 2017. The ex-dividend date is May 9, 2017. West Marine expects to continue this cash dividend on a quarterly basis for the foreseeable future.

“With the payout of this quarterly dividend, the first in West Marine’s history since going public in 1996, we expect to return approximately $5 million to our stockholders annually” said West Marine’s CEO, Matt Hyde. “We are pleased to offer a dividend to our stockholders as we continue to generate strong cash flow driven by our improved generation of cash from operations.”

The declaration and payment of any future dividends remains at the discretion of the Board and will depend on the company's financial results, cash requirements, future prospects, market conditions and other factors deemed relevant by the Board, including the risk factors set forth in West Marine’s Form 10-K for the year ended December 31, 2016.

ABOUT WEST MARINE

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With more than 250 stores located in 38 states and Puerto Rico, an eCommerce website reaching domestic, international and professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

Phone: (831) 761-4229